Sunterra Corporation Reports Strong Growth

LAS VEGAS, NV -- 02/14/2006 -- Sunterra Corporation (NASDAQ: SNRR) today issued its financial results for the company's fiscal first quarter ended December 31, 2005, reporting strong increases in revenues, operating income, adjusted EBITDA, direct contribution from vacation interests and cash flows compared to results for the prior year.

Nicholas Benson, Sunterra's president and chief executive officer, said: "This has been another quarter of powerful growth for Sunterra. The improvements in our revenues, earnings, and cash flows and the liquidity of our balance sheet reflect the underlying strength of our business. These impressive results are driven by our North American business, which has turned in another solid quarter. The acquisitions we have made in the last 12 months are also making their presence felt. North America is a strong market in which we operate an effective business and I have no reason to believe we will see anything other than continuing robust growth for the foreseeable future.

"Our European results are disappointing. While this part of our business generates only 20 percent of our total revenues, we had expected to see some signs of improvement in this fiscal year, but this has been slow in coming. We are continuing to spend too much on advertising, sales and marketing to generate below par revenues, and while Europe remains a challenging market for the vacation ownership industry as a whole, we must deliver improvements in the second half of this fiscal year. Our global product and market review, which we announced last month, is addressing these issues and we expect to be implementing solutions by this summer. Overall, however, we remain on track to deliver the earnings we anticipated at the start of this fiscal year and I am happy to reiterate the guidance we gave last December."

The first quarter of fiscal 2006 marks the first time the company has reported under Statement of Financial Accounting Standards (SFAS) No. 123(R), Share-Based Payment, which requires us to expense all stock-based compensation, and SFAS No. 152, Accounting for Real Estate Time-Sharing Transactions, which significantly alters the timing of revenue and expense recognition as well as the presentation of results. SFAS No. 152 does not allow prior-year periods to be restated to reflect these new rules. The company adopted SFAS No. 123(R) using the modified prospective method, which also does not require prior-year periods to be restated.

Income before cumulative effect of change in accounting principle for the three months ended December 31, 2005, was $5.5 million, or $0.23 per diluted share, compared to $5.8 million and $0.24 per diluted share in the prior-year period, and increased 10 percent from $4.9 million and $0.21 per diluted share as would have been reported for the prior-year quarter if prepared under SFAS No. 152 ("SFAS 152-adjusted basis"). Adjusted EBITDA for the 2006 first quarter was $18.5 million compared with $18.3 million in the prior-year period, and increased nine percent from $16.9 million on a SFAS No. 152-adjusted basis. Readers should review the discussion of non-GAAP financial measures and the reconciliations to the most comparable GAAP financial measures later in this news release.

Total revenues rose to $101.2 million in the December 2005 quarter, compared with $96.7 million in the prior year, and increased 11 percent from $91.5 million as would have been reported for the prior year quarter if prepared under SFAS No. 152. Consolidated direct contribution from vacation interest sales (vacation interest and resort rental revenues less vacation interest cost of sales, advertising sales and marketing expenses, and vacation interest carrying costs, net) was $14.1 million in the three months ended December 31, 2005, up from $13.7 million in the prior year period, or $12.4 million on a SFAS No. 152-adjusted basis. Including a $13.1 million after-tax charge for the cumulative effect of adopting SFAS No. 152, the net loss for the 2006 first quarter was $7.6 million, compared to net income of $5.8 million in the 2005 quarter.

North American Segment

Vacation interest and total revenues in the three months ended December 31, 2005, increased by 16 and 11 percent compared to the prior year results. Sunterra's sales centers in the southwest United States and Hawaii were particularly strong on a comparative basis, and results for the current fiscal quarter also reflect the full results of the joint venture in Kauai purchased during the fourth fiscal quarter of 2005. Including the sale of notes receivable, total revenues in the 2005 December quarter rose to $79.4 million from $71.6 million reported in the prior year, and increased $16.2 million or 26 percent, on a SFAS No. 152-adjusted basis. Fiscal first quarter 2006 revenues were driven primarily by higher vacation interest revenues, the gain on the sale of notes receivable, and increased member services revenue from a larger Club Sunterra member base.

The direct contribution ratio from vacation interest sales increased to 25 percent of vacation interest revenues for the quarter ended December 31, 2005, compared with 22 percent of vacation interest revenues in the comparable 2004 quarter, or 21 percent on a SFAS No. 152-adjusted basis. This reflects decreases in vacation interest cost of sales and advertising, sales and marketing, offset in part by a larger pool of unsold vacation interests.

Income before provision for income taxes and cumulative effect of change in accounting principle rose 40 percent to $10.7 million for the three months ended December 31, 2005 from $7.6 million in the prior year, and increased 65 percent from $6.5 million on a SFAS No. 152-adjusted basis. The results demonstrate improvements in direct contribution from vacation interest revenues and lower borrowing costs, offset by higher general and administrative expenses. The increase in general and administrative expenses was driven by increased professional fees and additional internal staff related to compliance with the Sarbanes-Oxley Act, the implementation of SFAS No. 123(R), and the implementation of the restricted stock plan.

European Segment

Sunterra's European operations continued to scale back during the quarter, reporting total revenues of $21.7 million for the three months ended December 31, 2005, compared with $25.1 million in the prior year, or $28.3 million on a SFAS No. 152-adjusted basis. The decrease reflects negative exchange rate movements as well as lower vacation interest volumes, offset in part by rate increases achieved in the management and member services area.

The segment's vacation interest contribution margin decreased to two percent for the quarter ended December 31, 2005, from 17 percent in the comparable 2004 quarter, reflecting higher advertising, sales and marketing expenses and increased carrying costs. On an operating basis, the segment reported a loss before provision for income taxes and cumulative effect of change in accounting principle of $1.1 million for the first quarter of 2006, versus income before provision for income taxes and cumulative effect of change in accounting principle of $1.6 million in the prior-year period, or $1.4 million on a SFAS No. 152-adjusted basis.

Receivables Portfolio

Sunterra offers consumer financing to individual purchasers of vacation interests, primarily in North America. In prior periods, the company recorded estimated losses on these receivables net of the estimated value of collateral recoveries. SFAS No. 152 has changed the consideration of losses on mortgages and contracts receivable and provides specific guidance on methods to estimate losses. Specifically, SFAS No. 152 requires that the estimated losses on originated mortgages exclude an estimate for the value of collateral recoveries. In addition, SFAS No. 152 requires the provision for estimated losses to be recorded as a reduction to vacation interest revenue. The company recorded a revenue reduction for uncollectible loans and contracts of $4.5 million for the first quarter of 2006, compared with a provision for loan losses of $2.6 million in the 2005 first quarter.

At December 31, 2005, Sunterra's allowance for loan and contract losses totaled $48.3 million, compared to $28.4 million at the close of fiscal 2005. The increase reflects the new accounting rules which require the reclassification, from the allowance for loan and contract losses to unsold vacation interests, of the value of vacation interests estimated to be recovered on future defaulted mortgages. In conjunction with the adoption of SFAS 152, the company reclassified $18.8 million from the allowance for loan and contract losses to unsold vacation interests. Loans and contracts charged-off during the three months ended December 31, 2005, were $2.4 million (gross losses) compared with $3.2 million (net of collateral recovery) in the prior-year period. The allowance for loan and contract losses represents 16 percent of gross mortgages and contracts receivable, and we believe the allowance to be both reasonable and prudent.

Interest expense recognized on debt collateralized by receivables totaled $3.0 million and $2.4 million in the three-month periods ended December 31, 2005 and 2004, respectively.

During the quarter, Sunterra sold a portfolio of receivables with an outstanding balance of $35 million, for a consideration of approximately $36 million, of which approximately $24 million of receivables sold were from the purchased portfolios. The company recognized a gain of approximately $2 million on this sale as well as a $1 million reversal of previous provisions for loan and contract losses related to this portfolio, recorded as a credit to vacation interest revenue in accordance with SFAS No. 152.

Vacation Interests

On a consolidated basis, vacation interest cost of sales as a percentage of vacation interest, net revenues (the "cost-off rate") for the fiscal first quarter ended December 31, 2005, was 18 percent compared with 15 percent for the 2004 period, and compares to 18 percent for the prior year period on an SFAS No. 152-adjusted basis. The cost-off rate in North American operations for the three months ended December 31, 2005 was 18 percent compared to 16 percent in the prior year, and 19 percent on a SFAS No. 152-adjusted basis. Sunterra's European segment reported cost-off rates of 18 percent and 13 percent for the same periods in 2005 and 2004, respectively, and 16 percent in fiscal first quarter 2005 on a SFAS No. 152-adjusted basis.

At the close of the December 2005 quarter, Sunterra's unsold vacation interests included $156.3 million of finished vacation interests, $13.9 million of vacation interests under construction, and undeveloped land with recorded value of $40.0 million. Of the total finished vacation interests, $127.7 million is recorded within the company's North American operations and represents approximately 38,700 week-equivalents with a total estimated retail value, at current pricing, of approximately $711 million. The remaining $28.6 million of finished vacation interests are located within Sunterra's European operations, and comprise approximately 13,000 week-equivalents with a total estimated retail value, at current pricing, of approximately $150 million.

Interest expense recognized on debt collateralized by or attributed to vacation interests, including the company's senior subordinated convertible debt, totaled $1.4 million and $2.2 million in the three months ended December 31, 2005 and 2004, respectively.

Effect of New Accounting Pronouncements

Adoption of SFAS No. 152

Effective October 1, 2005, the company adopted SFAS No. 152. SFAS No. 152 amends SFAS No. 66, Accounting for Sales of Real Estate, to reference the financial accounting and reporting guidance for real estate time-sharing transactions that is provided in American Institute of Certified Public Accountants Statement of Position ("SOP") 04-2, Accounting for Real Estate Time-Sharing Transactions ("SOP 04-2"). This pronouncement also amends SFAS No. 67, Accounting for Costs and Initial Rental Operations of Real Estate Projects. SFAS No. 152 provides guidance on evaluating revenue recognition for timeshare transactions, evaluation of future defaults of notes receivable, accounting for costs of vacation interest sales, operations during holding periods (or incidental operations), and other accounting transactions specific to time-share operations. Restatement of previously reported financial statements is not permitted. Accordingly, as a result of the adoption of SFAS No. 152, the company's financial statements for periods beginning on or after October 1, 2005 are not comparable, in all respects, with those prepared for periods ending prior to October 1, 2005.

Under SFAS No. 152, vacation interest revenue is divided into separate components that include the revenue earned on the sale of the vacation interest and the revenue earned on the sale incentive given to the customer as motivation to purchase the vacation interest (a "Sales Incentive"). Each component is treated as a separate transaction and recorded within different line items in the statement of operations. Accounting rules for revenue recognition have tightened in that Sales Incentives must be considered in calculating the customer down payment toward "buyer's commitment" in buying the vacation interest. If the buyer's commitment has not met SFAS No. 152 guidelines, the vacation interest revenue and related vacation interest cost of sales and direct selling costs will be deferred until the buyer's commitment test is satisfied. Deferred vacation interest revenue and related costs are recorded as a component of mortgage and contracts receivable in the accompanying balance sheet. Prior to the adoption of SFAS No. 152, Sales Incentives were not considered in applying the customer down payment toward buyer's commitment in buying the vacation interest.

SFAS No. 152 has changed the consideration of losses on mortgages and contracts receivable and provides specific guidance on methods to estimate losses. Specifically, SFAS No. 152 requires that the estimated losses on originated mortgages exclude an estimate for the value of collateral recoveries. In addition, SFAS No. 152 requires the provision for estimated losses be recorded as a reduction to vacation interest revenue versus previously recording such as a provision for doubtful accounts and loan losses.

SFAS No. 152 describes the method in which the relative sales value method of recording vacation interest cost of sales should be applied. The relative sales value method requires that vacation interest projects or phases be considered when determining the appropriate amount to cost associated with the vacation interest sale. In determining the appropriate amount of costs, consideration must be given to the costs to build or acquire a vacation interest project, the estimated cost needed to complete a project under construction, the total revenue expected to be earned on a project, including sales on recovered vacation interests reacquired on future cancelled sales. Vacation interest cost of sales is calculated by estimating these future costs and recoveries. Prior to the adoption of SFAS No. 152, the company did not include the recovery of vacation interests in its projected revenues.

Under SFAS No. 152, rental operations, which include mini-vacations and sampler programs, are accounted for as incidental operations, whereby incremental costs in excess of incremental revenue are charged to expense as incurred and the operations are presented as a net expense in the consolidated income statement. Conversely, incremental revenue in excess of incremental costs are recorded as a reduction of unsold vacation interests. During the quarter ended December 31, 2005, the entire rental revenue balance was recorded as a reduction to vacation interest carrying cost. Accordingly, the entire rental revenue balance is now recorded as a reduction to vacation interest carrying cost rather than presented as a separate revenue line item. Prior to the adoption of SFAS No. 152, rental revenues were separately presented in the consolidated statements of operations as rental revenue with the related expenses recorded as vacation interest carrying costs.

The impact of the adoption of SFAS No. 152 is presented as a cumulative effect of change in accounting principle. The major component of the cumulative effect of change in accounting principle relates to the deferral of vacation interest revenues and related vacation interest costs of sales and direct selling expenses that were previously recognized as of and prior to September 30, 2005. At October 1, 2005, the cumulative change in accounting principle included the following (in thousands):

Net deferral of vacation interest revenues, cost of
 sales and direct selling expenses                                $ (21,312)

Income tax benefit                                                    8,256
                                                                  ---------
Cumulative effect of change in accounting principle,
 net of taxes                                                     $ (13,056)
                                                                  =========
In addition to the cumulative effect described above, SFAS No. 152 requires certain reclassifications of items on the statement of operations and the balance sheet. At October 1, 2005, the company reclassified $18.8 million, the estimated value of vacation interests projected to be recovered on future defaulted mortgages, from the allowance for loan and contract losses to unsold vacation interests.

SFAS No. 123(R) - Stock Compensation Expense

Effective October 1, 2005, the company also adopted SFAS No. 123(R), which requires companies to recognize compensation expense for all share-based payments, including stock options, at fair value. This resulted in additional charges totaling $0.4 million in the first quarter of fiscal 2006 related to stock options issued prior to fiscal 2006. SFAS No. 123(R) would have required a charge of $0.4 million in the prior year quarter if the results were calculated under the same accounting.

Investor Conference Call

Sunterra's senior management will host a conference call on Wednesday, February 15, 2006, at 11:00 a.m. Eastern time, to discuss the company's financial results, guidance and related topics. This conference call will be broadcast live over the Internet. Participants are invited to access the event at www.sunterra.com, visiting the Investor Relations section of the "Sunterra Corp" tab at least fifteen minutes before the scheduled start time to register and to download and install any necessary audio software. Those unable to participate via the Internet or planning to ask questions may dial the following number five to ten minutes prior to the scheduled conference call time: (866) 800-8649. International callers please call (617) 614-2703. The pass code required for this call is 72011772.

A replay of the conference call will be available for a limited time on Sunterra's website in the Calendar section, or by dialing (888) 286-8010 or, for international callers, (617) 801-6888. The code to access the replay is 77492016.

About Sunterra

Sunterra is one of the world's largest vacation ownership companies with more than 317,000 owner families and nearly 100 branded or affiliated vacation ownership resorts throughout the continental United States and Hawaii, Canada, Europe, the Caribbean and Mexico. Sunterra news releases, as well as additional news and information on the company, can be found at www.sunterra.com.

Forward-Looking Statements

Statements about future results and plans made in this release and the statements attached hereto constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act. The company cautions that these statements are not guarantees of future performance, and involve risks and uncertainties and other factors that may cause results to differ materially from those anticipated at the time such statements are made. Future results, performance and achievements may be affected by our ability to successfully implement the cost reduction and marketing plans of our European operations, general economic conditions, including a global economic downturn, the impact of war and terrorist activity, business and financing conditions, foreign exchange fluctuations, governmental and regulatory actions, the cyclicality of the vacation ownership industry, relationships with key employees, domestic and international political and geopolitical conditions, competition, downturns in leisure travel patterns, risk associated with the level and structure of our indebtedness, risk associated with potential acquisitions and dispositions, the effects of new accounting pronouncements such as SFAS No. 123(R) and SFAS No. 152 and other circumstances and uncertainties. These risks and uncertainties are presented in detail in our filings with the Securities and Exchange Commission, including our most recent annual report on Form 10-K. Although we believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions, we can give no assurance that our expectations will be attained or that results will not materially differ.

We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

                  SUNTERRA CORPORATION AND SUBSIDIARIES

                  Consolidated Statements of Operations

              Three Months Ended December 31, 2005 and 2004

           (In thousands, except per share data, and unaudited)

                                                     Three Months Ended
                                                        December 31,
                                                  ------------------------
                                                     2005          2004
                                                  ----------    ----------
REVENUES:

  Vacation Interest, net                          $   68,537    $   67,423
  Resort rental                                            -         6,662
  Management, member and other
   services                                           19,989        12,503
  Interest                                            10,570        10,122
  Gain on sale of receivables                          2,088             -
                                                  ----------    ----------

  Total revenues                                     101,184        96,710
                                                  ----------    ----------

COSTS AND OPERATING EXPENSES:

  Vacation Interest cost of sales                     12,293        10,194
  Advertising, sales and marketing                    38,510        38,867
  Vacation Interest carrying
   cost, net                                           3,585         8,784
  Provision for doubtful accounts and loan
   losses                                                  -         2,531
  Management, member and other services               12,221         6,540
  Loan portfolio                                       1,526         1,476
  General and administrative                          15,383        11,038
  Gain on sales of assets                                (44)         (192)
  Depreciation and amortization                        2,438         2,415
  Interest, net                                        5,609         6,093
                                                  ----------    ----------

  Total costs and operating expenses                  91,521        87,746
                                                  ----------    ----------

Income from operations                                 9,663         8,964

  Income from investment in joint venture                  -           258
                                                  ----------    ----------

Income before provision for income taxes and
 cumulative effect of change in accounting
 principle                                             9,663         9,222

  Provision for income taxes                           4,209         3,470
                                                  ----------    ----------

Income before cumulative effect of change in
 accounting principle                                  5,454         5,752

  Cumulative effect of change in accounting
   principle, net of income taxes                    (13,056)            -
                                                  ----------    ----------

Net (loss) income                                 $   (7,602)   $    5,752
                                                  ==========    ==========

Income before cumulative effect of change
 in accounting principle per share:

  Basic                                           $     0.27    $     0.29
                                                  ==========    ==========

  Diluted                                         $     0.23    $     0.24
                                                  ==========    ==========

Net (loss) income per share:

  Basic                                           $    (0.38)   $     0.29
                                                  ==========    ==========

  Diluted                                         $    (0.27)   $     0.24
                                                  ==========    ==========

Weighted-average number of common shares
 outstanding:

  Basic                                               20,089        20,000
                                                  ==========    ==========

  Diluted                                             26,029        25,940
                                                  ==========    ==========

                  SUNTERRA CORPORATION AND SUBSIDIARIES

                       Consolidated Balance Sheets

                 As of December 31 and September 30, 2005

                       (In thousands and unaudited)

                                                 December 31, September 30,
                                                     2005          2005
                                                  ----------    ----------

ASSETS

  Cash and cash equivalents                       $   19,303    $   14,698
  Cash in escrow and restricted cash                  74,331        70,523
  Mortgages and contracts receivable, net            244,471       323,747
  Due from related parties, net                       20,301        17,261
  Other receivables, net                              24,461        25,082
  Deferred tax asset                                  11,502         2,346
  Prepaid expenses and other assets, net              44,639        42,602
  Assets held for sale                                 2,467         2,726
  Unsold Vacation Interests, net                     210,237       184,432
  Property and equipment, net                         85,863        84,122
  Goodwill, net                                       26,619        26,619
  Intangible and other assets, net                     2,273         2,350
                                                  ----------    ----------

    Total assets                                  $  766,467    $  796,508
                                                  ==========    ==========

LIABILITIES AND STOCKHOLDERS' EQUITY

  Borrowings under line of credit agreements      $  161,299    $  198,849
  Accounts payable                                    10,035        10,712
  Accrued liabilities                                102,657        83,986
  Income taxes payable                                    97         2,119
  Deferred revenues                                   96,397        95,175
  Securitization notes                               106,441       113,671
  Senior subordinated convertible notes               95,000        95,000
  Notes payable                                        1,510         1,441
                                                  ----------    ----------

    Total liabilities                                573,436       600,953
                                                  ----------    ----------

STOCKHOLDERS' EQUITY

  Common stock                                           197           194
  Additional paid-in capital                         313,315       303,233
  Accumulated deficit                               (124,550)     (116,948)
  Deferred equity compensation                        (2,633)            -
  Accumulated other comprehensive income               6,702         9,076
                                                  ----------    ----------

    Total stockholders' equity                       193,031       195,555
                                                  ----------    ----------

  Total liabilities and stockholders' equity      $  766,467    $  796,508
                                                  ==========    ==========

                 SUNTERRA CORPORATION AND SUBSIDIARIES

            Condensed Consolidated Statements of Cash Flows

             Three Months Ended December 31, 2005 and 2004

                      (In thousands and unaudited)

                                                     Three Months Ended
                                                        December 31,
                                                  ------------------------
                                                     2005          2004
                                                  ----------    ----------

Net cash provided by operating activities         $   56,021    $   25,235

Net cash used in investing activities                 (6,877)      (28,748)

Net cash used in financing activities                (44,711)       (3,465)

Effect of changes in exchange rates on cash and
 cash equivalents                                        172         2,644
                                                  ----------    ----------
Net increase (decrease) in cash and cash
 equivalents                                           4,605        (4,334)
Cash and cash equivalents, beginning of period        14,698        26,842
                                                  ----------    ----------
Cash and cash equivalents, end of period          $   19,303    $   22,508
                                                  ==========    ==========

Supplemental Disclosures of Cash Flow Information:

     Cash paid for interest                       $    3,771    $    4,106
                                                  ==========    ==========

     Cash paid for income taxes                   $      979    $    1,063
                                                  ==========    ==========

Net cash used in investing activities includes
 capital expenditures of                          $    7,100    $    3,914
                                                  ==========    ==========

                      SUNTERRA CORPORATION AND SUBSIDIARIES

                              Debt Portfolio Summary

                             As of December 31, 2005

                                    (unaudited)
                                                        Period
                                                         End     Average
                   Interest      Balance       % of    Interest  Maturity
  Debt              Rate        (in 000's)   Portfolio   Rate   (in years)
-------------------------------------------------------------------------

Floating Rate
 Debt:

 Senior Financing
  Facility:

 Mortgages and
  contracts
  receivables       LIBOR +
  tranche           1.5%(1)     $ 141,549          38%   5.31%       1.6

 Unsold
  Vacation
  Interests
  tranche           LIBOR + 4%     18,290           5%   7.81%       1.6

 Other              LIBOR + .35%    1,460           1%   4.16%       1.6
                                 --------           --
   Total Floating Rate Debt       161,299           44%  5.64%       1.6
                                 ========           ==

Fixed Rate Debt:

 3 3/4% Senior
  Subordinated
  Convertible Notes
  due 2024                         95,000           26%  3.75%       18.3

 Sunterra Owner Trust
  2004-1 Securitization           106,441           29%  4.14%       14.8

 Other                              1,510            1%  8.0%         3.8
                                 --------           --
   Total Fixed Rate Debt          202,951           56%  3.99%       16.3
                                 ========           ==
     Total Debt                  $364,250          100%  4.72%        9.8
                                 ========          ===

(1) Note: rate for mortgages and contracts receivable secured by
    Vacation Interests at the former Epic Resort properties is
    30-day LIBOR plus 2%.
Non-GAAP Financial Measures

We believe that our presentations of 2004 Results Adjusted For SFAS No. 152, earnings before interest, taxes, depreciation and amortization (EBITDA) and adjusted EBITDA, which are non-GAAP (generally accepted accounting principles) financial measures, are important supplemental measures of operating performance to investors. Our quantitative reconciliations of all non-GAAP measures used in this release to the most directly comparable financial measure calculated and presented in accordance with GAAP is represented in the tables following this discussion, which defines these terms and why we believe they are useful measures of our performance.

2004 Results Adjusted For SFAS No. 152

We use 2004 Results Adjusted for SFAS No. 152 in this news release because we believe it is useful to investors in allowing greater transparency related to a significant measure used by management in financial and operational decision-making. As a result of the adoption of SFAS No. 152, the company's financial statements for periods beginning on or after October 1, 2005 are not comparable, in all respects, with those prepared for periods ending prior to such date. Accordingly, in the tables that follow, the company has adjusted the prior year results for the quarter ended December 31, 2004, to present the financial statements as if SFAS No. 152 was adopted on October 1, 2004. The 2004 Results Adjusted For SFAS No. 152 are used in management's internal evaluation of total company performance, and in the forecasting process. We have chosen to provide this information to investors to enable them to perform more meaningful comparisons of past, present, and future operating results and as a means to evaluate the results of core on-going operations.

EBITDA and Adjusted EBITDA

EBITDA is a commonly used measure of performance in our industry. We believe that EBITDA, when considered with measures calculated in accordance with accounting principles generally accepted in the United States, gives investors a more complete understanding of our operating results before the impact of investing and financing transactions and income taxes, and facilitates comparisons between Sunterra and competitors.

Management has historically adjusted EBITDA when evaluating operating performance, because we believe that the inclusion or exclusion of certain recurring and non-recurring items described below is necessary to provide the most accurate measure of our core operating results and as a means to evaluate period-to-period results. We have chosen to provide this information to investors to enable them to perform more meaningful comparisons of past, present, and future operating results and as a means to evaluate the results of core on-going operations.

Adjusted EBITDA reflects EBITDA adjusted to exclude amortization of capitalized loan origination costs and the portfolio premium recorded at the company's emergence in July 2002, as well as the effect of gains and losses on asset dispositions and the cumulative effect of changes in accounting principles.

Management believes it is useful to exclude the amortization of capitalized loan origination costs and the portfolio premium, as these charges are associated with specific portfolios that will be repaid in time. Management also believes it is useful to exclude gains and losses on asset dispositions and the cumulative effect of changes in accounting principles as these amounts are not reflective of our operating performance or the performance of our assets and the amount of such items can vary dramatically from period to period. The timing and selection of an asset for disposition is subject to a number of variables that are generally unrelated to our on-going operations. Management believes the inclusion of these items would not accurately reflect the operating performance of our operations and assets.

We have historically reported adjusted EBITDA to our investors and believe that the continued inclusion of this measure provides consistency in our financial reporting. We use adjusted EBITDA in this news release because we believe it is useful to investors in allowing greater transparency related to a significant measure used by management in financial and operational decision-making. Adjusted EBITDA is among the more significant factors in management's internal evaluation of total company performance. Management also uses adjusted EBITDA as a measure in determining the value of acquisitions and dispositions. Management also uses adjusted EBITDA in the annual budget process. Externally, we believe these measures continue to be used by investors in their assessment of our operating performance and the valuation of our company.

Limitations on the Use of Non-GAAP Measures

The use of EBITDA and adjusted EBITDA has certain limitations. Our presentation of EBITDA and adjusted EBITDA may be different from the presentation used by other companies and therefore comparability may be limited. Depreciation expense for various long-term assets, interest expense, income taxes, and other items have been and will be incurred and are not reflected in the presentation of EBITDA or adjusted EBITDA. Each of these items should also be considered in the overall evaluation of our results. Additionally, EBITDA and adjusted EBITDA do not consider capital expenditures and other investing activities and should not be considered as a measure of our liquidity.

We compensate for these limitations by providing the relevant disclosure of our depreciation, interest, and income tax expense, and other items both in our reconciliations to the GAAP financial measures and in our consolidated financial statements, all of which should be considered when evaluating our performance.

2004 Results Adjusted For SFAS No. 152, EBITDA and adjusted EBITDA are used in addition to and in conjunction with results presented in accordance with GAAP. 2004 Results Adjusted For SFAS No. 152, EBITDA and adjusted EBITDA should not be considered as alternatives to net (loss) income, income from operations, cash flows from operations or any other operating performance measure prescribed by GAAP, nor should these measures be relied upon to the exclusion of GAAP financial measures. 2004 Results Adjusted For SFAS No. 152, EBITDA and adjusted EBITDA reflect additional ways of viewing our operations that we believe, when viewed with our GAAP results and the reconciliations to the corresponding GAAP financial measures, provide a more complete understanding of factors and trends affecting our business than could be obtained absent this disclosure. Management strongly encourages investors to review our financial information in its entirety and not to rely on a single financial measure.

                   SUNTERRA CORPORATION AND SUBSIDIARIES

                   Consolidated Statements of Operations

      Three Months Ended December 31, 2005 and 2004, and December 31,
                        2004 Adjusted for SFAS No. 152

              (In thousands, except per share data, and unaudited)

                                                Three Months Ended
                                                   December 31,
                                     -------------------------------------
                                               2004
                                              Results
                                              Adjusted    SFAS
                                                For      No.152
                                      2005     SFAS       Recon-    2004
                                               No.152*  ciliation
                                     -------   -------   -------   -------
REVENUES:

 Vacation Interest, net             $ 68,537  $ 62,572  $ (4,851)  $67,423
 Resort rental                             -         -    (6,662)    6,662
 Management, member and other
  services                            19,989    18,818     6,315    12,503
 Interest                             10,570    10,122         -    10,122
 Gain on sale of receivables           2,088         -         -         -
                                     -------   -------   -------   -------
Total revenues                       101,184    91,512    (5,198)   96,710
                                     -------   -------   -------   -------

COSTS AND OPERATING EXPENSES:

 Vacation Interest cost of sales      12,293    11,408     1,214    10,194
 Advertising, sales and marketing     38,510    36,599    (2,268)   38,867
 Vacation Interest carrying
  cost, net                            3,585     2,122    (6,662)    8,784
 Provision for doubtful accounts
  and loan losses                          -         -    (2,531)    2,531
 Management, member and other
  services                            12,221    12,890     6,350     6,540
 Loan portfolio                        1,526     1,476         -     1,476
 General and administrative           15,383    11,072        34    11,038
 Gain on sales of assets                 (44)     (192)        -      (192)
 Depreciation and amortization         2,438     2,415         -     2,415
 Interest, net                         5,609     6,093         -     6,093
                                     -------   -------   -------   -------
 Total costs and operating expenses   91,521    83,883    (3,863)   87,746
                                     -------   -------   -------   -------

Income from operations                 9,663     7,629    (1,335)    8,964

 Income from investment in joint
  venture                                  -       258         -       258
                                     -------   -------   -------   -------

Income before provision for income
  taxes and cumulative effect of
  change in accounting principle       9,663     7,887    (1,335)    9,222

 Provision for income taxes            4,209     2,949      (521)    3,470
                                     -------   -------   -------   -------

Income before cumulative effect
 of change in accounting principle     5,454     4,938      (814)    5,752
                                     =======   =======   =======   =======
Income before cumulative
 effect of change in accounting
 principle per share:

 Basic                              $   0.27  $   0.25  $  (0.04) $   0.29
                                     =======   =======   =======   =======

 Diluted                            $   0.23  $   0.21  $  (0.03) $   0.24
                                     =======   =======   =======   =======
Weighted-average number of common
 shares outstanding:

 Basic                                20,089    20,000         0    20,000
                                      ======    ======    ======    ======
 Diluted                              26,029    25,940         0    25,940
                                      ======    ======    ======    ======
* This is a non-GAAP financial measure and is reconciled (the "SFAS
  No. 152 Reconcilation" column) to the most comparable GAAP financial measure (the "2004" column).  Please see discussion titled "Non-GAAP
  Financial Measures" preceding these tables.

                 SUNTERRA CORPORATION AND SUBSIDIARIES

   Direct Contribution From Vacation Interest Sales - Consolidated

Three Months Ended December 31, 2005 and 2004, and December 31, 2004
                        Adjusted for SFAS No. 152

                      (In thousands and unaudited)

                                             Three Months Ended
                                                 December 31,

                                           2004 Results   SFAS
                                           Adjusted For  No. 152
                                                SFAS     Recon-
                                      2005    No. 152*  ciliation   2004
                                    --------  --------  --------  --------

Vacation Interest, net              $ 68,537  $ 62,572  $ (4,851) $ 67,423

Resort rental                              -         -    (6,662)    6,662
Vacation Interest cost of sales      (12,293)  (11,408)   (1,214)  (10,194)
Advertising, sales and marketing     (38,510)  (36,599)    2,268   (38,867)
Vacation Interest carrying cost,
 net                                  (3,585)   (2,122)    6,662    (8,784)
Provision for doubtful accounts
 and loan losses                           -         -     2,531    (2,531)
                                    --------  --------  --------  --------

    Direct contribution from
     Vacation Interest sales        $ 14,149  $ 12,443  $ (1,266) $ 13,709
                                    ========  ========  ========  ========

Vacation Interest, net                   100%      100%        0%      100%

Resort rental                              0%        0%      -10%       10%
Vacation Interest cost of sales
 ("cost-off" rate)                       -18%      -18%       -3%      -15%
Advertising, sales and marketing         -56%      -58%        0%      -58%
Vacation Interest carrying cost,
 net                                      -5%       -3%       10%      -13%
Provision for doubtful accounts
 and loan losses                           0%        0%        4%       -4%
                                    --------  --------  --------  --------

   Direct contribution from
    Vacation Interest sales ratio         21%       21%        1%       20%
                                    ========  ========  ========  ========

* This is a non-GAAP financial measure and is reconciled (the "SFAS No. 152
  Reconciliation" column) to the most comparable GAAP financial measure
  (the "2004" column).  Please see discussion titled "Non-GAAP Financial
  Measures" preceding these tables.

                      SUNTERRA CORPORATION AND SUBSIDIARIES

                  North American Segment Statements of Operations

     Three Months Ended December 31, 2005 and 2004, and December 31, 2004
                            Adjusted for SFAS No. 152

                           (In thousands and unaudited)

                                               Three Months Ended
                                                   December 31,
                                     --------------------------------------

                                            2004 Results  SFAS
                                            Adjusted For No. 152
                                               SFAS      Recon-
                                      2005    No. 152*  ciliation   2004
                                    --------  --------  --------  --------

REVENUES:

  Vacation Interest, net            $ 54,594  $ 43,167  $ (3,867) $ 47,034
  Resort rental                            -         -    (6,210)    6,210
  Management, member and other
   services                           12,661    10,395     1,654     8,741
  Interest                            10,092     9,638         -     9,638
  Gain on sale of receivables          2,088         -         -         -
                                    --------  --------  --------  --------

  Total revenues                      79,435    63,200    (8,423)   71,623
                                    --------  --------  --------  --------

COSTS AND OPERATING EXPENSES:

  Vacation Interest cost of sales      9,790     8,265       621     7,644
  Advertising, sales and marketing    29,506    24,666      (882)   25,548
  Vacation Interest carrying
   cost, net                           1,546     1,171    (6,210)    7,381
  Provision for doubtful accounts
   and loan losses                         -         -    (2,488)    2,488
  Management, member and other
   services                            8,816     8,194     1,654     6,540
  Loan portfolio                       1,509     1,442         -     1,442
  General and administrative          11,566     6,442        34     6,408
  Gain on sales of assets                (44)     (192)        -      (192)
  Depreciation and amortization        1,505     1,384         -     1,384
  Interest                             4,511     5,596         -     5,596
                                    --------  --------  --------  --------

  Total costs and operating
   expenses                           68,705    56,968    (7,271)   64,239
                                    --------  --------  --------  --------

Income from operations                10,730     6,232    (1,152)    7,384

  Income from investment in
   joint venture                           -       258         -       258
                                    --------  --------  --------  --------

Income before provision for income
 taxes and cumulative effect of
 change in accounting principle     $ 10,730  $  6,490  $ (1,152) $  7,642
                                    ========  ========  ========  ========

* This is a non-GAAP financial measure and is reconciled (the "SFAS
  No. 152 Reconcilation" column) to the most comparable GAAP financial measure (the "2004" column).  Please see discussion titled "Non-GAAP
  Financial Measures" preceding these tables.

                         SUNTERRA CORPORATION AND SUBSIDIARIES

                     Direct Contribution From Vacation Interest
                            Sales - North American Segment

      Three Months Ended December 31, 2005 and 2004, and December 31, 2004
                             Adjusted for SFAS No. 152

                           (In thousands and unaudited)

                                               Three Months Ended
                                                   December 31,
                                     --------------------------------------

                                             2004 Results  SFAS
                                             Adjusted For No. 152
                                                SFAS      Recon-
                                       2005    No. 152*  ciliation   2004
                                     --------  --------  --------  --------

Vacation Interest, net              $ 54,594  $ 43,167  $ (3,867) $ 47,034

Resort rental                              -         -    (6,210)    6,210
Vacation Interest cost of sales       (9,790)   (8,265)     (621)   (7,644)
Advertising, sales and marketing     (29,506)  (24,666)      882   (25,548)
Vacation Interest carrying
 cost, net                            (1,546)   (1,171)    6,210    (7,381)
Provision for doubtful accounts
 and loan losses                           -         -     2,488    (2,488)
                                    --------  --------  --------  --------
    Direct contribution from
     Vacation Interest sales        $ 13,752  $  9,065  $ (1,118) $ 10,183
                                    ========  ========  ========  ========

Vacation Interest, net                   100%      100%        0%      100%

Resort rental                              0%        0%      -13%       13%
Vacation Interest cost of sales
 (cost-off rate)                         -18%      -19%       -3%      -16%
Advertising, sales and marketing         -54%      -57%       -3%      -54%
Vacation Interest carrying
 cost, net                                -3%       -3%       13%      -16%
Provision for doubtful accounts and
 loan losses                               0%        0%        5%       -5%
                                    --------  --------  --------  --------

  Direct contribution from Vacation
   Interest sales ratio                   25%       21%       -1%       22%
                                    ========  ========  ========  ========

* This is a non-GAAP financial measure and is reconciled (the "SFAS
  No. 152 Reconcilation" column) to the most comparable GAAP financial measure (the "2004" column).  Please see discussion titled "Non-GAAP
  Financial Measures" preceding these tables.

                  SUNTERRA CORPORATION AND SUBSIDIARIES

                European Segment Statements of Operations

    Three Months Ended December 31, 2005 and 2004, and December 31, 2004
                       Adjusted for SFAS No. 152

                       (In thousands and unaudited)

                                           Three Months Ended
                                              December 31,
                              --------------------------------------------
                                            2004
                                          Results
                                          Adjusted      SFAS
                                            For       No. 152
                                            SFAS      Reconcil-
                                2005      No. 152  *  iation        2004
                              --------    --------    --------    --------
REVENUES:

  Vacation Interest, net      $ 13,943    $ 19,405    $   (984)   $ 20,389
  Resort rental                      -           -        (452)        452
  Management, member and other
   services                      7,328       8,423       4,661       3,762
  Interest                         478         484           -         484
                              --------    --------    --------    --------
  Total revenues                21,749      28,312       3,225      25,087
                              --------    --------    --------    --------

COSTS AND OPERATING EXPENSES:

  Vacation Interest cost of
   sales                         2,503       3,143         593       2,550
  Advertising, sales and
   marketing                     9,004      11,933      (1,386)     13,319
  Vacation Interest carrying
   cost, net                     2,039         951        (452)      1,403
  Provision for doubtful
   accounts and loan losses          -           -         (43)         43
  Cost of management, member and
   other services                3,405       4,696       4,696           -
  Loan portfolio                    17          34           -          34
  General and administrative     3,817       4,630           -       4,630
  Depreciation and
   amortization                    933       1,031           -       1,031
  Interest                       1,098         497           -         497
                              --------    --------    --------    --------

  Total costs and operating
   expenses                     22,816      26,915       3,408      23,507
                              --------    --------    --------    --------

(Loss) income before provision
 for income taxes and
 cumulative effect of change
 in accounting principle      $ (1,067)   $  1,397    $   (183)   $  1,580
                              ========    ========    ========    ========

* This is a non-GAAP financial measure and is reconciled (the "SFAS
  No. 152 Reconcilation" column) to the most comparable GAAP financial measure (the "2004" column).  Please see discussion titled "Non-GAAP
  Financial Measures" preceding these tables.

                       SUNTERRA CORPORATION AND SUBSIDIARIES

        Direct Contribution From Vacation Interest Sales - European Segment

                  Three Months Ended December 31, 2005 and 2004,
                  and December 31, 2004 Adjusted for SFAS No. 152

                          (In thousands and unaudited)

                                        Three Months Ended
                                           December 31,
                           ---------------------------------------------
                                     2004 Results
                                     Adjusted For
                                         SFAS      SFAS No. 152
                              2005      No. 152 * Reconciliation 2004
                           ---------   ---------   ---------   ---------

Vacation Interest, net     $  13,943   $  19,405   $    (984)  $  20,389

Resort rental                      -           -        (452)        452
Vacation Interest
 cost of sales                (2,503)     (3,143)       (593)     (2,550)
Advertising,
 sales and marketing          (9,004)    (11,933)      1,386     (13,319)

Vacation Interest
 carrying cost, net           (2,039)       (951)        452      (1,403)
Provision for doubtful
 accounts and loan losses          -           -          43         (43)
                           ---------   ---------   ---------   ---------
   Direct contribution
    from Vacation Interest
    sales                  $     397   $   3,378   $    (148)  $   3,526
                           =========   =========   =========   =========

Vacation Interest, net           100%        100%          0%        100%

Resort rental                      0%          0%         -2%          2%
Vacation Interest
 cost of sales
 (cost-off rate)                 -18%        -16%         -3%        -13%
Advertising,
 sales and marketing             -65%        -61%          4%        -65%
Vacation Interest
 carrying cost, net              -15%         -5%          2%         -7%
Provision for doubtful
 accounts and loan losses          0%          0%          0%          0%
                           ---------   ---------   ---------   ---------

   Direct contribution
    from Vacation Interest
    sales ratio                    2%         18%          1%         17%
                           =========   =========   =========   =========

* This is a non-GAAP financial measure and is reconciled (the "SFAS
  No. 152 Reconcilation" column) to the most comparable GAAP financial measure (the "2004" column).  Please see discussion titled "Non-GAAP
  Financial Measures" preceding these tables.

                    Non-GAAP to GAAP Reconciliations - Historical Data

                 Reconciliation of Net Income to EBITDA and Adjusted EBITDA

                       Three Months Ended December 31, 2005 and 2004,
                       and December 31, 2004 Adjusted for SFAS No. 152

                                   (In thousands and unaudited)

                                        Three Months Ended
                                           December 31,
                           ---------------------------------------------
                                     2004 Results
                                     Adjusted For
                                         SFAS      SFAS No. 152
                              2005      No. 152 * Reconciliation 2004
                           ---------   ---------   ---------   ---------

NET INCOME BEFORE
 CUMULATIVE EFFECT OF
 CHANGE IN ACCOUNTING
 PRINCIPLE                 $   5,454    $  4,938   $    (814)  $   5,752

  Interest expense, net        5,609       6,093           -       6,093
  Provision for income taxes   4,209       2,949        (521)      3,470
  Depreciation and
  amortization                 2,438       2,415           -       2,415
                           ---------   ---------   ---------   ---------
EBITDA  *                     17,710      16,395      (1,335)     17,730

  Amortization of
   capitalized loan
   origination costs
   and portfolio premium         835         738           -         738
  Gain on sales of assets        (44)       (192)          -        (192)
                           ---------   ---------   ---------   ---------
ADJUSTED EBITDA *          $  18,501   $  16,941   $  (1,335) $   18,276
                           =========   =========   =========   =========

* This is a non-GAAP financial measure and is reconciled (the "SFAS
  No. 152 Reconcilation" column) to the most comparable GAAP financial measure (the "2004" column).  In the case of EBITDA and Adjusted EBITDA, the most comparable GAAP financial measure is income before cumulative effect of change in accounting principle.  Please see discussion titled
  "Non-GAAP Financial Measures" preceding these tables.

CONTACT:
Bryan Coy
(702) 304-7005